Exhibit D(277)

AMENDMENT ONE

DATED JUNE 22, 2022 TO

INVESTMENT SUBADVISORY AGREEMENT

for Asset Allocation Services for MassMutual RetireSMARTSM by JPMorgan Funds

WHEREAS, MML Investment Advisers, LLC (“MML Advisers”) and J.P. Morgan Investment Management Inc. (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of September 24, 2018 relating to the MassMutual RetireSMARTSM by JP Morgan Funds set forth on Schedule A to the Agreement (each a “Fund” and collectively, the “Funds”); and

WHEREAS, MML Advisers and the Subadviser desire to amend Section 3 of the Agreement; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 3 – Other Duties of the Subadviser is supplemented with the following:

(h) The Subadviser’s asset allocation strategy contemplates, among other things, that after reaching the target retirement year, for those Funds with a target retirement year indicated in the name of that Fund, investors will begin withdrawing investments in the Funds. Subadviser will provide MML Advisers with a “sample withdrawal amount” on an annual basis, which it understands will be made available to investors in the Funds. The sample withdrawal amount is a generic hypothetical example that seeks to estimate a percentage of an investor’s investment in a fund as of the beginning of the year that theoretically could be redeemed by an investor during that year while still allowing for redemptions in future years through the target maturity year (as described in each Fund’s prospectus). It attempts to balance income needs in the current year against the need for income in the future. For the avoidance of doubt, MML Advisers understands and acknowledges that these calculations are being provided based on the Subadviser’s proprietary information and such sample withdrawal amounts do not consider, nor are they based upon, the Funds that are the subject of this Agreement specifically, including the Underlying Funds in which the Funds invest or an investor’s specific circumstances. MML Advisers shall notify the Funds’ investors, among other things, that the sample withdrawal amounts do not consider, nor are they based upon, the Funds specifically, including the Underlying Funds in which the Funds invest or an investor’s particular circumstances, and may not be a proper indicator of how much could be withdrawn today while still allowing for future withdrawals. It is further agreed that the sample withdrawal amounts are being provided to MML Advisers for informational and illustrative purposes only and Subadviser shall have no liability to MML Advisers, the Funds nor the Funds’ investors with respect to MML Advisers’ use of the information contained in a sample withdrawal amount. Additionally, MML Advisers understands and acknowledges that the digital illustrator located on the Subadviser’s website or any information contained in the digital illustrator is not intended for use by a Fund investor.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	If any provisions in this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment, but this Amendment shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/Douglas Steele	By:	/s/Jessica Badillo
Name: Douglas Steele		Name: Jessica Badillo
Title: Vice President		Title: Vice President

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS
on behalf of each Fund listed on Schedule A

By:	/s/Renee Hitchock
Name: Renee Hitchcock
Title: CFO and Treasurer

Schedule A

MassMutual RetireSMART by JPMorgan In Retirement Fund

MassMutual RetireSMART by JPMorgan 2020 Fund

MassMutual RetireSMART by JPMorgan 2025 Fund

MassMutual RetireSMART by JPMorgan 2030 Fund

MassMutual RetireSMART by JPMorgan 2035 Fund

MassMutual RetireSMART by JPMorgan 2040 Fund

MassMutual RetireSMART by JPMorgan 2045 Fund

MassMutual RetireSMART by JPMorgan 2050 Fund

MassMutual RetireSMART by JPMorgan 2055 Fund

MassMutual RetireSMART by JPMorgan 2060 Fund